
EEG**
EEG Ventures
NewCo f/k/a PSEG Services (Non-Services Entity)
PSEG Energy Holdings
EEG Services
EEG Energy Delivery
Exelon Enterprises
Exelon Generation
PSEG Global
PSEG Resources
Commonwealth Edison Company
PSE&G
PECO Energy Company
Pre-Merger Non-Power Subsidiaries
Pre-Merger Non-Power Subsidiaries
Pre-Merger Non-Power Subsidiaries
Pre-Merger Non-Power Subsidiaries
Pre-Merger Electric Generation and Related Subsidiaries
PSEG Lawrenceburg
PSEG Waterford
PSEG Power Midwest
PSEG Power Connecticut
PSEG Power NY
PSEG Power Cross-Hudson
PSEG Power In-City I

* Entity names may change at the time of restructuring, but such name changes will not alter the structure as depicted above.

** Other direct subsidiaries of Exelon and PSEG are not shown as we anticipate the merger will not affect their relative placement in the corporate structure.